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FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Chris Hill, Investor Relations: + 1 713 328 6401
investor.relations@corelab.com

CORE LAB ISSUES UPDATED GUIDANCE FOR Q2 AND FY 2014

AMSTERDAM (12 May 2014) - Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") recorded April 2014 operating results below those of March 2014, the Company’s second most profitable March ever, precipitating new second quarter and full year 2014 earnings per share (EPS) guidance. The Company had used encouraging March results, following the weather affected results from February, and improving North American activity levels, in general, to set prior second quarter 2014 guidance and to maintain its prior full year EPS guidance. Although Core continues to expect quarterly sequential improvements in all three segments, due to unexpected disappointing results in April, Core now projects second quarter 2014 EPS guidance in the $1.32 - 1.35 range with revenue ranging from $265,000,000 to $270,000,000, both exceeding last year’s second quarter results. Operating margins are expected to be 30% to 31%. Free cash flow (FCF) is expected to be approximately $65,000,000, an all-time high for any second quarter in Company history.

The lowered second quarter 2014 revenue and EPS guidance are primarily caused by North American clients that now project sampling and analyzing less than previously expected levels of reservoir fluids from established unconventional plays in the Marcellus, Bakken, Montney, Niabrara and Eagle Ford formations. A reduction in the number and length of cores cut and analyzed from these reservoirs also is causing the decrease in the Company’s expected revenue and EPS in the second quarter of 2014. The core footage cut in all of these markets, which the Company meticulously tracks, indicates that it has not lost market share for targeted core analyses jobs. Core projects the number of reservoir fluid and core samples from the Permian basin will continue to increase but will not offset declines from the aforementioned established plays.

As clients shift focus from initial development-stage database projects in these established unconventional plays in the US, Core is beginning to analyze more reservoir fluid and core samples from emerging plays such as the Tuscaloosa Marine Shale (TMS), the Woodford of south central Oklahoma (SCOOP), Sprayberry, Codell and Parkman formations, among others. Activity levels from these potential emerging unconventional plays are expected to increase into the second half of 2014. In addition, reservoir fluid and rock databases will need to be enlarged by Core’s clients in the established unconventional plays when enhanced oil recovery (EOR) projects begin to be implemented. Core is currently receiving inquiries on EOR studies in the established unconventional plays.

Core’s clients have also shifted some of their coring activity in their deepwater Gulf of Mexico (GOM) wells from the first half to second half of 2014 which will affect first half results. It is significant to note Core continued to work virtually all high pressure and high temperature reservoir fluids samples in the GOM aided by its mobile lab capabilities. Core’s clients have nine major coring projects scheduled during the second half of 2014 in the deepwater GOM. Core, risk adjusting, has included only five of these projects in its second half 2014 revenue projections. All combined, these projects could add tens-of-millions of dollars of second half revenue.

Also affecting second quarter guidance was the quarterly sequential static demand of some long-established technology and services in Production Enhancement. The new technology, FLOWPROFILERTM, continues to be the Company’s most rapidly demanded service followed by increased demand for recently introduced KodiakTM and Zero-180TM gun systems. In addition, Core’s HERO-HRTM and PerFRACTM charges and gun systems continue to see strong demand. However, Core expects some further price erosion of more basic technology perforating charges in the quarter. Core continues to lower exposure to basic technology charges and gun systems which now represent less than 20% of Production Enhancement revenue. Core expects to continue to introduce additional new high margin perforating charge and gun systems technologies in the second half of 2014.

Reservoir Management is expected to post its most profitable second quarter in Company history as joint studies in emerging plays continue to garner industry support. The Permian Basin Study now nears 70 participants.

So far in the second quarter of 2014, the Company has repurchased approximately 168,000 shares for approximately $32,000,000, averaging approximately $190.50 per share. Core’s outstanding diluted share count is approximately 45,000,000, a new 16-year low.

For full year 2014, Core projects EPS ranging from $5.80 to $6.00 and revenue of approximately $1,100,000,000. Operating margins are projected to increase for full year 2014 to 33%, increasing approximately 200 basis points over 2013 levels. A 24.0% effective tax rate is assumed for the year.

Core expects full-year 2014 FCF to be approximately $290,000,000, meeting or exceeding net income as it has over the past 10 years on an annual average basis. All operational guidelines exclude any foreign currency translations or any shares that may be repurchased other than those already disclosed.

A conference call has been scheduled to discuss this guidance update. The call will begin at 7:30 a.m. CDT/2:30 p.m. CEST on Monday 12 May 2014. To listen to the call, please go to Core’s website at www.corelab.com or dial in U.S. toll free (+ 1 877 548 0717) or International dial (+ 1 714 908 4095) and refer to Conference ID 44645415.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2013 Form 10-K filed on 13 February 2014, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

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